Exhibit 10.1

December 20, 2010

Wendel Barr

Re:  Letter Agreement

Dear Wendel:

Pursuant to our discussions, below are the final terms of your resignation from Covance Inc. (“Covance”) effective after the end of December 31, 2010 (“Separation Date”).  Please review this entire Letter Agreement, including the release language contained herein, and if you are satisfied with its contents, please sign and date the letter at the bottom and return a copy directly to me.

I.              Resignation Terms

Effective as of the Separation Date, you will resign from your position as Corporate Executive Vice President and Chief Operating Officer of Covance.

II.            Separation Payments

Beginning January 1, 2011, all of your benefits and pay will cease, except for the following:

(1) You will receive eighteen months of severance benefits which will be calculated based on your current base salary ($500,000 annually) and target bonus ($400,000 annually).  Therefore, your aggregate severance amount will be $1,350,000 which will be paid to you in accordance with the Company’s normal payroll cycle. However, because your severance payments are subject to you providing a release within 60 days of your Separation Date (see below), your payments will not begin until such 60th day.  In addition, because you are a “Specified Employee” within the meaning of Code Section 409A of the Internal Revenue Code of 1986, as amended, your first payment may not be made until the first day which is six months after your Separation Date.  Accordingly, on the first day which is six months after your Separation Date, you will be entitled to a lump sum payment equal to the amount that would have otherwise been payable to you under this provision prior to such date (i.e., approximately 4 months of your severance payments) and thereafter payments will continue as scheduled for approximately 14 months until the full aggregate settlement amount has been paid;

(2) You will be paid an annual bonus for 2010 in the amount of $400,000, which shall be paid on January 15, 2011;

(3) In the event that you elect COBRA continuation payments for you and your eligible dependents, the monthly premium for such coverage shall be paid by Covance through the later of (x) December 31, 2011, and (y) the date you have obtained a suitable alternative vocation as determined by the Company’s Chief Executive Officer in his sole discretion (such period being the “Health Continuation Period”).  For the remainder of any applicable COBRA period after the expiration of the Health Continuation Period, you shall be responsible for such costs. Notwithstanding the foregoing, if you have not found a suitable alternative vocation (as determined pursuant to the foregoing) on or prior to October 31, 2012, the Company shall continue paying the equivalent premium payments until the earlier of (I) the date you find suitable alternative vocation (as determined in pursuant to the foregoing) and (II) October 31, 2012. Any such reimbursement of premiums (or other expenses hereunder, including without limitation, outplacement expenses) shall be made no later than the last day of the calendar year following the calendar year in which such premium or expense is incurred.  Any in-kind benefits or any amount of expenses eligible for reimbursement during a calendar year shall not affect the in-kind benefits or the amount of expenses eligible for reimbursement during any other calendar year.  The right to any in-kind benefit or reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding the foregoing, you agree that if you obtain or are provided with medical and dental benefits from a new employment position, then you shall promptly notify the Company that such benefits are being provided to you and the Company shall cease providing such coverage or discontinue paying the premiums for such insurance as applicable. You agree to promptly update the Corporate Vice President, Human Resources of the Company of any change in your employment or benefits coverage status during any period you are receiving benefits hereunder;

(4) You will be given the opportunity to convert your life insurance benefit to a personal life insurance policy, and if you so elect, the monthly premium will be paid by the Company for the period during which the Company pays the monthly premiums for health coverage in accordance with subsection (3) above; and

(5) All of your vested restricted share grants and stock option will be governed by and subject to the terms of the Restricted Stock Agreement or Option Agreement and the Covance Employee Equity Participation Plans in effect for each respective restricted share and option grants (as amended, modified or supplemented from time to time).  All of your unvested restricted share grants and stock option grants will be forfeited with no additional compensation due you from the Company.

You will also be provided with access, at Covance’s expense, to standard executive outplacement services for a period from January 1, 2011 through December 31, 2011.

Other than as provided in Section II of this Letter Agreement, after the Separation Date you are not entitled to any other benefits, bonuses, or additional compensation including without limitation, the right to participate in the Covance 401(k) Savings Plan, the Covance Inc. Employee Stock Purchase Plan, the Covance Inc. Employee Equity Participation Plan, the Covance Inc. Variable Compensation Plan, or any other plan document, any disability insurance plan of Covance or its affiliates, the Covance Severance Pay Plan, or any other similar plans of Covance or its parents or affiliates that you participated in at any time during your employment with Covance.  For the avoidance of doubt, the severance pay being provided to you under this Letter Agreement is in lieu of any other severance obligations the Company may have to you under any agreement, policy, benefit plan, or otherwise.

III.           General Release

NOTICE:               This Letter Agreement is an important legal document that should be carefully reviewed and understood before it is signed.  By signing this Letter Agreement, you are agreeing to completely release Covance (and related entities and persons as defined below) from all liability to you. Therefore, Covance strongly encourages that you consult with an attorney before signing this Letter Agreement.

In exchange for your receipt of the above benefits, you, your heirs, executors, administrators, successors and assigns, hereby release and forever discharge Covance and each and every subsidiary and affiliate of Covance, and all of their successors and assigns, together with the officers, directors, agents, and employees of the foregoing, and the foregoing entities’ benefit plans (including all such plans’ insurers, fiduciaries, administrators, and the like) from any and all actions, causes of action, suits, damages, judgments, executions, claims and demands of any kind whatsoever, (collectively, “Claims”), in law or in equity, known or unknown, accrued or unaccrued, which you or your heirs, executors, administrators, successors or assigns had, now have or hereafter may have against them or any of them the basis of which arose on or prior to the date of your signature on this Letter Agreement for any reason, including, without limiting the generality of the foregoing, any Claims arising out of, or in connection with your employment with Covance or the termination of the employment relationship, including, but not limited to, any Claims arising out of, or in connection with any federal or state employment or employment discrimination laws, including, without limitation, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Employment Opportunity Act of 1972, as amended, the Rehabilitation Act, as amended, the Social Security Act, as amended, the Employment Retirement Income Security Act, as amended, the Equal Pay Act, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, or any other federal, state or local law, rule, regulation or ordinance, any common law claims under tort, contract or any other theory now or hereafter recognized and any oral or written agreement.

IV.           Right to Review/ Right to Revoke

You have 60 days from the Separation Date in which to execute this Letter Agreement.  In the event that you have not returned a signed copy of this Letter Agreement to Covance within such 60 day period, Covance assumes that you have elected not to sign this Letter Agreement and this Letter Agreement shall be considered withdrawn.

If you do sign this Letter Agreement, you have an additional 7 days from the date of signing in which you may revoke the Agreement (referred to as the Revocation Period).  You may revoke this Letter Agreement only by delivering to Covance a written statement that you revoke this Letter Agreement.  This Letter Agreement will not become effective or enforceable until the Revocation Period has expired and you have not revoked the Letter Agreement.

V.            Confidentiality

You shall not, directly or indirectly, disclose to anyone (other than your counsel, accountant or spouse) the substance of the negotiations and discussions held between you and Covance.  You acknowledge and agree that all such discussions, terms and provisions are strictly confidential.  In addition, you shall continue to be bound by the terms of the Confidentiality and Non-Competition Agreement between you and Covance dated May 6, 2006 (“Employee Agreement”), a copy of which is attached hereto.  For purposes of the Employee Agreement, the Separation Date shall be considered the date of the termination of your employment.  You further agree that the severance payments to be made to you under Section II.(1) above is in full satisfaction of the Company’s obligation to pay base salary under Section 4(a)(ii) of the Employee Agreement.  Should you breach your obligations under this Section V., the Company may, in addition to all other available remedies, cease making any further payments to you or continue to provide those benefits described in Section II. of this Letter Agreement.  In addition to your duties under the Employee Agreement, you agree not to:

(a)           Disclose or use any confidential or proprietary information relating to the business at Covance, or its affiliates or subsidiaries, including trade secrets, technical data, computer software, protocols, customer names or information or business methods or practices;

(b)           Solicit or encourage, directly or indirectly, any employee of Covance or its affiliates or subsidiaries to leave their employment for the period set forth in the Employee Agreement;

(c)           Make any derogatory statements about Covance or take any action which a reasonable person would expect, directly or indirectly, to impair the good will or business reputation or good name of Covance; or

(d)           Remove any confidential materials or other property of Covance without its prior written consent.  You also agree that you will return all Covance property to Covance no later than by the Separation Date or earlier if so requested by Covance.

VI.           Cooperation

You agree that, following the Separation Date, you will cooperate with the Company’s reasonable requests for information or assistance in matters relating to any claims, controversies, disputes, or complaints of which you have any knowledge or that may relate to your employment with the Company.  The Company will reimburse you for any reasonable out-of-pocket expenses incurred under this Section.  Such cooperation includes, but is not limited to, providing the Company with all information known by you related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

VII.          Entire Agreement

Except as otherwise specifically described or referenced in this Letter Agreement, all of your rights in connection with your relationship with Covance, or the conclusion of your employment, are governed solely by this Letter Agreement, and this Letter Agreement represents the entire agreement between the parties with respect to the subject matter of this Letter Agreement and supersedes any prior oral or written agreements, understanding, commitments and communications between you and Covance or any Covance employee including, without limitation, your Employment Agreement with Covance dated December 31, 2008.

VIII.        Invalidity

If any provision of this Letter Agreement is determined to be invalid for any reason, this shall not affect any other provision of this Letter Agreement, which remains in full force and effect, nor shall the invalidity of any portion of any provision of this Letter Agreement affect the balance of such provision.

IX.           Assignment; Amendments

This Agreement shall be binding on and inure to the benefit of both you and Covance and their heirs, executors, legal representatives, successors and assigns.  Except in the event of a transfer to a successor corporation or other entity or affiliate of Covance, neither you nor Covance shall have the right to assign their rights or delegate their obligations, or all or any portion of their rights or interests under this Letter Agreement without the prior written consent of the other.  This Letter Agreement may be amended only by a written instrument signed by both you and Covance’s Chief Executive Officer or his designee making specific reference to this Letter Agreement and expressing the plan or intention to modify it.

X.            Miscellaneous

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to any conflicts of law provisions.  The failure of either you or Covance at any time to require performance by the other of any provision of this Letter Agreement shall not effect in any way the full right to require such performance at any time thereafter, nor shall a waiver by either you or Covance of a breach of any provision in this Letter Agreement be taken or held to be a waiver of future performance under the provision itself.  All payments made by Covance under this Letter Agreement will be reduced by any tax or other amounts required to be withheld by Covance under applicable law.

Finally, I wanted to thank you for your dedication to Covance and your professionalism throughout the years.  We do appreciate all of your efforts.

Please contact James Lovett (609-452-4585) if you have any questions pertaining to transition support.

Sincerely,

Joseph L. Herring

Chairman and Chief Executive Officer

I have reviewed the contents of this Letter Agreement and acknowledge and agree to its terms and conditions as stated above:

Wendel Barr

Date